Execution Version

LICENCE AGREEMENT

by and between

ONCOTELIC THERAPEUTICS, INC.

and

GMP BIOTECHNOLOGY LIMITED

31 March 2022

LIST OF EXHIBITS

LIST OF SCHEDULES

LICENCE AGREEMENT

This LICENCE AGREEMENT (the "**Agreement**") is entered into on this 31st day of March 2022 (the "**Execution Date**"), by and between (1) **Oncotelic Therapeutics, Inc.**, a company incorporated in Delaware (registered number: 2303211), whose registered office is at 29397 Agoura Rd., Suite 107, Agoura Hills, CA 91301, United States ("**Oncotelic**", the licensor) and (2) **GMP Biotechnology Limited**, an exempted company incorporated in the Cayman Islands with limited liability (registered number: 387652), whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the "**Licensee**"). Oncotelic and Licensee may each be referred to herein individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, Dragon Overseas Capital Limited ("**Dragon Overseas**"), Oncotelic, and Licensee entered into a Joint Venture Agreement (the "**JV Agreement**") dated 31 March 2022 under which the parties establish a joint venture to carry on the Business (as defined below) through Licensee;

WHEREAS, Oncotelic owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the Licensed Technology (as defined below);

WHEREAS, Licensee desires to acquire an exclusive licence in the Territory under certain of Oncotelic's patents, patent applications, technology, know-how, scientific and technical information and other proprietary information relating to the Licensed Technology; and

WHEREAS, subject to the terms and conditions of this Agreement, Oncotelic wishes to grant to Licensee, and Licensee wishes to be granted from Oncotelic, an exclusive licence to the Licensed Technology in the Field in the Territory;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Defined Terms. Capitalised terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

1.2 Interpretation.

(a) The phrase "directly or indirectly" means directly or indirectly through one or more intermediate Persons or through contractual or other arrangements, and "direct or indirect" has the correlative meaning.

(b) Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and

vice versa, and the word "or" has the inclusive meaning represented by the phrase "and/or".

(c) Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d) "Include," "including," "are inclusive of" and similar expressions are not expressions of limitation and shall be construed as if followed by the words "without limitation".

(e) References to this Agreement include the Exhibit and Schedules, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section, Schedule or Exhibit to this Agreement. The words "hereof," "hereunder" and "hereto", and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular clause hereof, or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(f) Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

(g) References to writing and written include any mode of reproducing words in a legible and non-transitory form, including e-mails.

1.3 Language. This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

2. GRANT OF RIGHTS.

2.1 Licence to Licensee.

(a) Subject to the terms and conditions of this Agreement, Oncotelic hereby grants to Licensee an exclusive, irrevocable, perpetual, royalty-free, sublicensable licence under the Licensed Technology to manufacture, have manufactured, use, import, sell, offer for sale or otherwise exploit the Licensed Products in the Field and in the Territory.

(b) Oncotelic and/or its relevant subsidiaries (as applicable) hereby grants a non-exclusive, irrevocable, perpetual, royalty-free, non-sublicensable licence for its sole use of Oncotelic's Vision Grid system for monitoring process, man flow, equipment flow, and material flow in contract development and manufacturing organization ("**CDMO**") operations.

2.2 Sublicensing by Licensee.

(a) Sublicensing of Licence. Licensee shall have the right to sublicense to any Person any of its rights under this Agreement.

2.3 Initial Information Transfer. Promptly, and in any event no later than fourteen (14) days after the Effective Date, Oncotelic shall make available to Licensee, in a mutually agreed upon format, the Oncotelic Know-How and other information regarding the Licensed Technology that is necessary for the Development, Manufacture and Commercialisation of Licensed Products in the Pipeline in the Field in the Territory.

2.4 Research Materials. Oncotelic shall use Commercially Reasonable Efforts to supply to Licensee the cell lines, reagents, compounds and other biological materials that Licensee, in its reasonable discretion, deems necessary for Licensee for the Development, Manufacture and Commercialisation of Licensed Products in the Pipeline (collectively, the "**Oncotelic Materials**"). Oncotelic shall bear all costs and expenses associated with supplying the Oncotelic Materials to Licensee. The Oncotelic Materials shall become the sole and exclusive property of Licensee.

3. KEY EMPLOYEES' CONTRIBUTION.

3.1 For clarity, this Section 3 applies to each of the Key Employees.

3.2 Knowledge and skills. As will be set out in detail in the Employment Agreement to be entered into between each of the Key Employees (as employee) and Sapu Management, LLC. ("**US OpCo**") (as employer), each Key Employee shall use reasonable endeavours to contribute relevant knowledge, skills and know-how for the Development, Manufacture and Commercialisation of Licensed Products in the Pipeline.

3.3 Each Employment Agreement to be entered into between US OpCo and the Key Employees shall contain an invention assignment clause to the effect that any invention, modification, discovery or other developments which relate to the present or planned business of US OpCo, Licensee or its Affiliates or otherwise derived from the use of premises or property controlled by US OpCo, Licensee or its Affiliates, shall become the property of US OpCo, Licensee, its Affiliates or assigns.

4. CONSIDERATION.

4.1 Consideration for the licence granted under Section 2.1 and all provisions in relation thereto, including payments, taxes and withholding, currency, audit, record keeping, interest, and method of payment, are set forth in the JV Agreement.

5. UNDERTAKING BY ONCOTELIC.

5.1 Oncotelic hereby undertakes the following as of the Effective Date:

(a) to the extent any subject of the licence granted under Section 2.1 is not under the sole legal and registered proprietorship of Oncotelic, Oncotelic shall ensure and effect the necessary rectification, such as by way of assignment, such that such subject of grant shall be fully and freely vested in Oncotelic within ninety (90) days after the Effective Date;

(b) to the extent Oncotelic is not the sole legal and registered proprietor of any subject of the licence granted under Section 2.1 on the relevant patent registry, Oncotelic shall ensure and effect the necessary rectification such that Oncotelic shall be the sole legal

and registered proprietor of such subject of the licence on the relevant patent registry, within one hundred twenty (120) calendar days after the Effective Date;

(c) to the extent any subject of the licence granted under Section 2.1, in case of a granted patent, has been revoked; or in case of a patent application, rejected, by the relevant patent registry and that such decision is not final, Oncotelic shall ensure and effect the reversal of such decision as soon as practicable;

(d) to assist with preparing, filing, prosecuting, and maintaining Oncotelic Patent Rights and any Patent Rights relating to the Collaboration Intellectual Property, and Regulatory Exclusivity applications in relation to the Licensed Products; and

(e) to procure Key Employees to contribute relevant skills, knowledge and know-how for the Development, Manufacture and Commercialisation of Licensed Products in the Pipeline in the Field in the Territory and for the furtherance of the Business, including carrying out the matters as set out in Section 3 in this Agreement.

6. COVENANTS

6.1 Specific Employee Covenants of Oncotelic. Oncotelic hereby covenants to Licensee that all employees of Oncotelic or its Affiliates or Third Party subcontractors working under this Agreement shall be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and, to the extent permitted under Applicable Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to Licensee as the sole legal owner thereof.

6.2 General Covenants of Oncotelic.

(a) Regulatory Exclusivity. Oncotelic covenants to ensure Licensee shall benefit exclusively from all existing and future Regulatory Exclusivity in the Field in the Territory relating to Licensed Products for the furtherance of the Business.

(b) Oncotelic shall not, and shall cause that its Affiliates shall not: (i) grant any licence or other interest to any Third Party under the Oncotelic Patent Rights or Oncotelic Know-How that is inconsistent with the licence granted to Licensee hereunder; or (ii) incur or permit to exist any lien, security interest or other encumbrance on the Oncotelic Patent Rights or Oncotelic Know-How.

(c) Oncotelic shall, and shall cause that its Affiliates shall, use reasonable precautions to preserve the confidentiality of the Oncotelic Know-How.

(d) Oncotelic shall make any and all payments owing by Oncotelic or any of its Affiliates to any inventor of any Oncotelic Know-How or Oncotelic Patent Rights owned by Oncotelic or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Oncotelic Know-How or Oncotelic Patent Rights.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Representations and Warranties of each Party. As of the Effective Date, each of Licensee and Oncotelic hereby represents and warrants to the other Party hereto as follows:

(a) it is a corporation or entity duly organised and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorised by all requisite corporate action and does not require any shareholder action or approval;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under: (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

7.2 Additional Representations and Warranties of Oncotelic. Oncotelic hereby represents and warrants to Licensee that as of the Effective Date:

(a) with the exception of the rights that are the subject of Oncotelic's undertaking in Section 5 above, Oncotelic has the full right, power and authority to grant to Licensee all of the right, title and interest in the Licensed Technology that is subject to the licence granted to Licensee under this Agreement;

(b) neither Oncotelic nor any of its Affiliates is a party to any licence or similar agreement under which it has granted or agreed to grant to any Third Party a licence or other rights to the Oncotelic Patent Rights and Oncotelic Know-How that would conflict or be inconsistent with the licence granted to Licensee under this Agreement;

(c) none of the Oncotelic Patent Rights has been adjudged invalid or unenforceable in whole or in part, other than abandoned patents;

(d) Oncotelic is not aware of any asserted or unasserted claim or demand that it believes can be enforced by a Third Party against any Oncotelic Patent Right;

(e) to the best of Oncotelic's knowledge and belief, the practise of such Oncotelic Patent Rights and Oncoteilc Know-How, and the Development, Manufacture and Commercialisation of Licensed Products in the Pipeline as currently contemplated by the Parties do not, and shall not, infringe or conflict with any patent, copyright or other proprietary right of any Third Party;

(f) Oncotelic has not received any threatened or written notice of any suit, claim, action or proceeding challenging or seeking to deny or restrict, directly or indirectly, the rights of Oncotelic or any of its Affiliates in respect of any Oncotelic Patent Rights or Oncotelic Know-How;

(g) to the best of Oncotelic's knowledge and belief, no Oncotelic Patent Right nor Oncotelic Know-How was obtained in violation of any contractual or fiduciary obligation to which

Oncotelic or any of its respective employees or staff members are or were bound, or by the misappropriation of the trade secrets of any Third Party; and

(h) to the best of Oncotelic's knowledge and belief, all of the data and information that Oncotelic has provided to counsel for Dragon Overseas' ultimate beneficial owner prior to the Effective Date relating to such Patent Rights, Know-How and other Intellectual Property Rights, and to the Licensed Technology in general, are accurate, and Oncotelic has not omitted therefrom any material data or information in Oncotelic's possession or control reasonably in advance of the Effective Date concerning same that a reasonable Person in Dragon Overseas' or Licensee's position would want to have examined prior to executing this Agreement.

7.3 No Inconsistent Agreements. Neither Party has in effect and, after the Execution Date, neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses granted under this Agreement.

8. INTELLECTUAL PROPERTY.

8.1 Disclosure.

(a) Oncotelic Intellectual Property. For the Development, Manufacture and Commercialisation of Licensed Products in the Pipeline and/or the furtherance of the Business: (i) Oncotelic shall, throughout the Term, include in the Licensed Technology licensed to Licensee under Section 2.1, any additional Patent Rights Controlled by Oncotelic in the Territory that cover the Licensed Technology, its use in the Field or its Development, Manufacture or Commercialisation; and (ii) Oncotelic may, in its sole discretion, include in the Licensed Technology licensed to Licensee under Section 2.1, additional Know-How ("**Oncotelic Know-How**") or Patent Rights ("**Oncotelic Patent Rights**") Controlled by Oncotelic that relate to the Licensed Technology by (a) disclosing such Oncotelic Know-How or additional Patent Rights to Licensee in writing and (b) providing Licensee with a written amendment to Schedule 1 or Schedule 2, as applicable, describing such additional Know-How or Patent Rights. Each amended Schedule 1 or Schedule 2 shall become effective and supersede the previous Schedule 1 or Schedule 2, as applicable, on the date that Licensee receives an amendment thereto in accordance with clause (b) of the immediately preceding sentence.

8.2 Ownership.

(a) Subject to the provisions of this Section 8, as between the Parties, Oncotelic shall own all right, title and interest in and to the Licensed Technology. To the extent any intellectual property is jointly created by employees, agents, or independent contractors of Licensee and/or its Affiliates together with employees, agents, or independent contractors of Oncotelic and/or its Affiliates or any other third party ("**Collaboration Intellectual Property**"), Licensee shall own all right, title and interest in and to such Collaboration Intellectual Property.

8.3 Filing, Prosecution and Maintenance of Patent Rights.

(a) As between the Parties and having regard to Oncotelic's undertakings in Section 5, it shall be Licensee's sole responsibility to prepare, file, prosecute, and maintain Patent Rights relating to the Collaboration Intellectual Property and all other intellectual property that is the subject of the licence granted under Section 2.1, at its cost and expense after the Effective Date.

8.4 Enforcement of Intellectual Property.

(a) Notice. Each Party shall promptly notify the other Party in the event of any actual, potential or suspected infringement, in each case in the Territory, of an Oncotelic Patent Right (an "**Infringement**").

(b) Enforcement. As between Oncotelic and Licensee, Oncotelic shall have the obligation, at Licensee's request, to institute litigation or take other steps to remedy an Infringement in the Territory (an "**Infringement Remedy**"). Oncotelic shall keep Licensee reasonably informed of the status of any Infringement Remedy and Licensee shall, at Oncotelic's expense, cooperate with Oncotelic in any Infringement Remedy pursued by Oncotelic. Licensee shall pay or reimburse all costs and expenses incurred by Oncotelic in connection with the pursuit of such Infringement Remedy, subject to Oncotelic's indemnification obligations under Section 10.1. Oncotelic shall not enter into any compromise or settlement relating to any Infringement that: (a) admits the invalidity or unenforceability of any Oncotelic Patent Right subsisting in the Territory; or (b) requires Oncotelic to abandon any Oncotelic Patent Right subsisting in the Territory without obtaining the prior written consent of Licensee. Any recoveries resulting from an Infringement Remedy shall be retained by Licensee.

8.5 Third Party Claims.

(a) Third Party Claims – Course of Action. If the Development, Manufacture or Commercialisation of a Licensed Product in the Pipeline under this Agreement is alleged by a Third Party to infringe a Third Party's Patent Right(s), or misappropriate a Third Party's trade secret, the Party becoming aware of such allegation shall promptly notify the other Party thereof, in writing, reasonably detailing the claim.

(b) Third Party Suit. If a Third Party sues Licensee alleging that the Development, Manufacture or Commercialisation of a Licensed Product in the Pipeline in the Field in the Territory by Licensee or its sublicensees infringes or misappropriates that Third Party's Patent Rights or trade secret, then, as between the Parties, Oncotelic shall have the right and obligation to control and be solely responsible for the defence of such suit unless the Parties agree otherwise in writing, acting reasonably. If Oncotelic retains control and responsibility for the defence, Licensee shall pay or reimburse all reasonable costs and expenses incurred by Oncotelic in connection with the defence of such suit. Upon Oncotelic's request and at Oncotelic's expense, Licensee shall provide reasonable assistance to Oncotelic for such defence and shall join such suit if deemed a necessary party. If Licensee does not join such suit, Oncotelic shall keep Licensee reasonably informed of the status of such suit. Oncotelic shall not enter into any compromise or settlement relating to such suit that: (a) admits the invalidity or unenforceability of any Oncotelic Patent Right subsisting in the Territory; or (b) requires Oncotelic to abandon any Oncotelic Patent Right subsisting in the Territory; or (c)

contemplates payment or other action by Licensee or has a material adverse effect on Licensee's business, without obtaining the prior written consent of Licensee.

8.6 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties shall, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, they shall not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Oncotelic Patent Rights.

9. TERM AND TERMINATION.

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 9, shall continue in full force and effect until the latest of: (i) the date on which the last Valid Claim of an issued patent within the Oncotelic Patent Rights expires or otherwise ceases to be in force; (ii) the date on which the last Valid Claim of a patent application within the Oncotelic Patent Rights is abandoned, cancelled, finally rejected or expired without the possibility of appeal or re-filing; and (iii) the date on which the last Regulatory Exclusivity for a Licensed Product expires (the "**Term**"). For clarity, expiry of the Term shall not affect the perpetual, fully paid-up, royalty-free, exclusive and irrevocable sublicensable licences granted to Licensee pursuant to Section 2.1.

9.2 Termination Rights.

(a) Termination for Oncotelic's Material Breach. Licensee may terminate this Agreement with immediate effect at any time during the Term if Oncotelic or its relevant Affiliate (or any employee of Oncotelic or relevant Affiliate) materially breaches this Agreement and Oncotelic fails to cure, if curable, such material breach to the satisfaction of Licensee within sixty (60) days after receiving written notice of such material breach from Licensee, which notice shall specify the nature of the breach and demand its cure.

(b) Termination for Bankruptcy. This Agreement may be terminated by written notice by either Party at any time during the Term if the other Party files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

(c) Termination for Violation of Law. If a Party is convicted of a crime for violating, or a final, non-appealable order is issued by a court of competent jurisdiction finding that a Party violated, any Applicable Laws (the "**Violating Party**") and such Violating Party's violations are of a nature that would prevent or substantially diminish either Party from performing or having the ability to perform its obligations pursuant to this Agreement, then the non-violating Party may terminate this Agreement on 30 days prior written

notice to the Violating Party. Such notice of termination must be given within 30 days of the terminating Party becoming aware of the circumstances described in this Section 9.2(c).

9.3 Effects of Termination. Any expiry or earlier termination of this Agreement shall not affect the perpetual, fully paid-up, royalty-free, exclusive and irrevocable sublicensable licences granted to Licensee pursuant to Section 2.1.

10. INDEMNIFICATION AND INSURANCE.

10.1 Indemnification by Oncotelic. Oncotelic shall indemnify, defend and hold harmless Licensee, its Affiliates and its sublicensees, and each of its and their respective employees, officers, directors, agents and assigns (each, a "**Licensee Indemnified Party**") from and against any and all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys' fees and expenses) (collectively, "**Liability**") that Licensee Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a) any Oncotelic representation or warranty set forth herein being untrue in any material respect when made or any material breach by Oncotelic of any of its covenants or obligations hereunder;

(b) the gross negligence or willful misconduct by or of Oncotelic or its Affiliates, or any of its or their respective employees, officers, directors, and agents; or

(c) any claims arising from or related to the Development, Manufacture or Commercialisation of a Licensed Product by Oncotelic or its Affiliates outside the Field in the Territory or outside the Territory;

except in each case, to the extent caused by the gross negligence or willful misconduct of Licensee or any Licensee Indemnified Party, or by breach of this Agreement by Licensee.

10.2 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Oncotelic and its Affiliates, and each of its and their respective employees, officers, directors, agents and assigns (each, an "**Oncotelic Indemnified Party**") from and against any and all Liabilities that the Oncotelic Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a) any Licensee representation or warranty set forth herein being untrue in any material respect when made or a material breach by Licensee of any of its covenants or obligations hereunder;

(b) the gross negligence or willful misconduct by or of Licensee, its Affiliates or its sublicensees, or any of its or their respective employees, officers, directors, and agents; or

(c) any claims arising from or related to the Development, Manufacture or Commercialisation of a Licensed Product in the Field in the Territory;

except in each case, to the extent caused by the gross negligence or willful misconduct of Oncotelic or any Oncotelic Indemnified Party, or by breach of this Agreement by Oncotelic.

10.3 Additional Indemnities. In addition to the indemnities set forth in Section 10.1, Oncotelic shall indemnify, defend and hold harmless each Licensee Indemnified Party against any and all indemnifiable loss suffered, incurred or sustained by such Licensee Indemnified Party or to which such Licensee Indemnified Party becomes subject, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of or non-performance of any of the representations, warranties, covenants or agreements made by Oncotelic or its Affiliates, or any of its or their respective employees, officers, directors, and agents in or pursuant to this Agreement. In addition to the indemnities set forth in Section 10.2, Licensee shall indemnify, defend and hold harmless each Oncotelic Indemnified Party against any and all indemnifiable loss suffered, incurred or sustained by such Oncotelic Indemnified Party or to which such Oncotelic Indemnified Party becomes subject, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of or non-performance of any of the representations, warranties, covenants or agreements made by Licensee, its Affiliates or its sublicensees, or any of its or their respective employees, officers, directors, and agents in or pursuant to this Agreement.

10.4 Procedure. Each Party shall notify the other in the event that it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Section 10. In case any proceeding (including any governmental investigation) shall be instituted involving either Party in respect of which indemnity may be sought pursuant to this Section 10, such Party (the "**Indemnified Party**") shall promptly notify the Party obligated to indemnify such Party pursuant to Section 10.1, 10.2 or 10.3 (the "**Indemnifying Party**") in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding, provided, however, that any delay in providing such notify shall only limit the Indemnifying Party's obligation to the extent of the actual prejudice caused to the Indemnifying Party by such delay. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses incurred pursuant to Section 10.1, 10.2 or 10.3 shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding unless effected with its written consent. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.

10.5 No Consequential Damages. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER ANY COLLABORATION AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT

FROM A PARTY'S WILLFUL MISCONDUCT OR ARISE FROM A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10.

11. CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly permitted by this Agreement, and subject to the provisions of Sections 11.2 and 11.3, perpetually, a Party receiving any Confidential Information hereunder (the "**Receiving Party**") shall: (a) maintain in confidence all Confidential Information of the disclosing Party (the "**Disclosing Party**"); (b) not use such Confidential Information directly or indirectly for any purpose except to exercise its rights or perform its obligations hereunder; and (c) not publish or otherwise disclose any such Confidential Information to anyone other than the Receiving Party's Affiliates or sublicensees, and its and their employees, consultants or representatives who have a need to know such information (collectively, "**Recipients**") to perform the Receiving Party's obligations or exercising its rights hereunder and who are bound by written confidentiality obligations no less stringent than those set forth in this Section 11.1. The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

11.2 Exceptions to Confidentiality. The Receiving Party's obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party that:

(a) is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c) the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d) is generally made available to Third Parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e) the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

11.3 Authorised Disclosure. Notwithstanding the provisions of Section 11.1, the Receiving Party and its Recipients may disclose Confidential Information belonging to the Disclosing Party to the extent that such disclosure is reasonably necessary to:

(a) prosecute or defend litigation;

(b) comply with applicable governmental laws and regulations (including Applicable Law or any rule or regulation or the requirements of a national securities exchange or another similar regulatory body);

(c) make filings and submissions to, or correspond or communicate with, any Government Authority.

11.4 In the event that the Receiving Party or its Recipients, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 11, the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information, including by allowing the Disclosing Party to review and, if lawful, make redactions to any such disclosure. In addition, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with the Receiving Party (including potential sublicensees and licensees), provided that each such Third Party has signed a written confidentiality agreement with the Receiving Party no less strict than the terms of this Section 11.

11.5 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

11.6 Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement, the Receiving Party shall: (a) return or destroy, at the Disclosing Party's discretion, all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; and (b) immediately cease, and shall cause that its Recipients shall cease, using such Confidential Information, as well as any information or materials that contain, incorporate or are derived from such Confidential Information. This Section 11.6 shall not apply with respect to any Confidential Information that is necessary for a Party to exercise its rights under any licence that survives termination of this Agreement.

11.7 Use of Name and Disclosure of Terms. Each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld). The restrictions imposed by this Section shall not prohibit either Party from making any disclosure that is required by Applicable Law, or rule or regulation or the requirements of a national securities exchange or another similar regulatory body including disclosing such information in any clinical trial database maintained by or on behalf of a Party, provided that the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures to ensure confidential treatment of such information, including by allowing the Disclosing Party to review and, if lawful, make redactions to any such disclosure. Further, the restrictions imposed on each Party under this Section 11.7 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 11.7 Notwithstanding the foregoing, the Parties acknowledge that they each may engage in financing, licensing and merger and acquisition transactions after the Effective Date and that in such event, the Parties may disclose the existence and terms of this

Agreement, under terms of confidentiality no less strict than those contained in this Agreement, to parties or potential parties in such transaction.

11.8 Remedies. The Parties acknowledge and agree that the restrictions set forth in Article 11 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Article 11 with respect to a Party's Confidential Information will result in irreparable injury to such Party for which there will be no adequate remedy at law. Notwithstanding the Arbitration clause in Section 12.3, in the event of a breach or threatened breach of any provision of Article 11 by a Party, the affected Party shall be authorised and entitled to obtain from any court of competent jurisdiction injunctive relief applying the laws of that court, whether preliminary or permanent. Subject to Applicable Law, the breaching Party agrees to waive any requirement that the affected Party: (i) post a bond or other security as a condition for obtaining any such relief; and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 11.8 is intended, or shall be construed, to limit the Parties' rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

12. MISCELLANEOUS.

12.1 Non-Assignment by Oncotelic. Oncotelic shall not assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of Licensee. Any attempted assignment or delegation in violation of this Section shall be void.

12.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of Hong Kong applicable to agreements executed and to be performed solely within such state excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.3 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (a "**Dispute**") shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("**HKIAC**") under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with these rules. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in English.

(b) The number of arbitrators shall be three. The arbitrators (the "**Arbitral Tribunal**") shall be appointed as follows: (a) the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the "**Claimant**") shall select one arbitrator; and (b) the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the "**Respondent**") shall select one arbitrator. The Claimant shall nominate its arbitrator at the time of filing the notice of arbitration. The Respondent shall nominate its arbitrator within 30 days after receiving the notice of arbitration. Such arbitrators shall be freely selected, and neither the

Claimant nor the Respondent shall be limited in their selection to any prescribed list. Within 30 days from the appointment of the second arbitrator, the two arbitrators thus appointed shall choose the third arbitrator, who will act as chairman of the Arbitral Tribunal. All arbitrators shall be and remain independent from the Parties.

(c) In making their award, the Arbitral Tribunal shall have the authority to award attorneys' fees and other costs and expenses of the arbitration as they deem just and appropriate under the circumstances. The award of the Arbitral Tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award. The Parties shall cooperate and use their respective Commercially Reasonable Efforts to take all actions reasonably required to facilitate the prompt enforcement of any arbitral award made by the Arbitral Tribunal.

(d) The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the Parties. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with a dispute or if the Party is obliged to so disclose pursuant to Applicable Law.

(e) In case this Agreement or any part of it is assigned or transferred to a Third Party, such Third Party shall automatically be bound by the provisions of this arbitration clause.

12.4 Force Majeure. Neither Oncotelic nor Licensee shall be liable for delay in delivery or non-performance in whole or in part, nor shall Oncotelic or Licensee have the right to terminate this Agreement except as otherwise specifically provided in this Section 12.4, where such delivery or performance has been affected by a condition beyond the reasonable control of Oncotelic or Licensee, as applicable, including inability to obtain labour, materials or manufacturing facilities (a "**Force Majeure Event**"), provided, however, that the Party affected by a Force Majeure Event (the "Force Majeure Party") shall, within 10 days after its occurrence, give notice to Oncotelic (if the Force Majeure Party is Licensee) or Licensee (if the Force Majeure Party is Oncotelic) stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimise its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall use its reasonable efforts to remedy its inability to perform; provided, however, that if the suspension of performance continues for 60 days after the date of the occurrence of the Force Majeure Event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure Event, then Oncotelic (if the Force Majeure Party is Licensee) or Licensee (if the Force Majeure Party is Oncotelic) may terminate this Agreement immediately upon written notice to the Force Majeure Party.

12.5 Waiver. A Party's failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions and exercising any or all other rights and remedies. The exercise of any right or remedy does not

constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative.

12.6 Notices.

(a) Notice Requirements. All notices and other communications required or permitted hereunder shall be in writing and may be delivered personally, sent by overnight delivery service, mailed by registered or certified mail, postage prepaid, or sent by facsimile to the addresses and facsimile numbers for each Party set forth below. Each such notice or other communication shall be treated as effective or having been given: (a) when delivered, if delivered personally; (b) on the next Business Day, if sent by overnight delivery; (c) 48 hours after mailing, if mailed by registered or certified mail; or (d) when transmitted, if sent by facsimile. A Party may change its notice address or facsimile number at any time by delivery of written notice of such change to the other Party.

(b) Addresses for Notice.

LICENSEE:

GMP Biotechnology Limited
C/O Conyers Corporate Services Limited
29th Floor, One Exchange Building
8 Connaught Place, Central, Hong Kong
ATTN: Clinton Teng
TEL: +852 6100 6688
Email: clintonteng@gmail.com

with a copy to (which shall not constitute notice):

Dragon Overseas Capital Limited
c/o Conyers Corporate Services Limited, 29th Floor, One Exchange Building, 8 Connaught Place, Central, Hong Kong
ATTN: Clinton Teng
TEL: +852 6100 6688
Email: clintonteng@gmail.com

ONCOTELIC:

Oncotelic Therapeutics, Inc.
29397 Agoura Rd., Suite 107
Agoura Hills, CA 91301, United States
Attn: Mr Vuong Ngoc Trieu, Ph.D. (Chief Executive Officer)
TEL: +1 650-635-7000
EMAIL: vtreiu@oncotelic.com

12.7 Entire Agreement. This Agreement, including the Exhibit and Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof. Each Party confirms that it is not relying on

any representations or warranties of the other Party, except as specifically set forth herein. No amendment or modification hereof shall be binding upon the Parties unless in writing and duly executed by authorised representatives of both Parties.

12.8 Exhibits. All Exhibit and Schedules referred to in this Agreement are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement, provided, however, that in the event of any conflict or any inconsistency between any term or condition of this Agreement and any term or condition of any Exhibit, Schedule or other attachment hereto, the terms and conditions of this Agreement shall control.

12.9 Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of all of the Parties, provided such amendment or modification requires the prior written consent of Dragon Overseas (not to be unreasonably withheld), provided that Dragon Overseas holds at least 10% of the total issued shares of Licensee.

12.10 No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, Dragon Overseas shall be a third party beneficiary of Section 12.9.

12.11 Severability. If any provision hereof should be invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by Applicable Law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties shall use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with Applicable Law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

12.12 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Each Party shall respond, as promptly as practicable, to the other Party's requests for information in the control of such Party to the extent that the requesting Party reasonably requires such information to comply with Applicable Law or to perform its obligations under this Agreement

12.13 Publicity. Subject to Section 11.7, neither Party shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of the other Party.

12.14 Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties hereto or, except as otherwise expressly provided herein, as granting to either Party the authority to bind or contract any obligation in the name of or on the account of the other Party, or to make any statements, representations, guarantees or warranties on behalf of the other Party. All Persons employed

by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party's Affiliates, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

12.15 Affiliates. Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions relate, or are intended to relate to such Affiliates, as if such Affiliates were expressly named as joint obligors hereunder. Without limiting the generality of the foregoing or Section 12.1, if any obligations of a Party hereunder are delegated to or performed by any of such Party's Affiliate as permitted under Section 12.1, such obligations will be deemed satisfied upon performance by such Affiliate.

12.16 Expenses. Each of the Parties shall pay the fees and expenses of its respective counsel and other experts and all other expenses, except as otherwise expressly set forth herein, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

12.17 Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or e-mail transmission shall be as effective as an original executed signature page. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, the Parties hereto have executed or caused its duly authorised representative to execute this Agreement on the Execution Date.

LICENSEE:

GMP BIOTECHNOLOGY LIMITED

By:

Name: Edwin C H Wang

Title: Director

IN WITNESS WHEREOF, the Parties hereto have executed or caused its duly authorised representative to execute this Agreement on the Execution Date.

ONCOTELIC:

ONCOTELIC THERAPEUTICS, INC.

By:

Name: VUONG TRIEU

Title: CEO/Chairman

EXHIBIT A

Defined Terms

1.1 "**Affiliate(s)**" means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, "control" means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) to own, directly or indirectly, more than 50% of the outstanding voting securities or other ownership interests of such Person. Notwithstanding the foregoing, for purposes of this Agreement, neither Oncotelic, Dragon Overseas nor US OpCo shall be treated as an Affiliate of Licensee, and Licensee shall not be treated as an Affiliate of Oncotelic, Dragon Overseas or US OpCo.

1.2 "**Applicable Law**" means the laws of any jurisdiction that are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include, without limitation, all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.3 "**Agreement**" has the meaning set forth in the preamble.

1.4 "**Arbitral Tribunal**" has the meaning set forth in Section 12.3(b).

1.5 "**Business**" means the global business of (a) drug discovery, Development, and Commercialisation, including but not limited to Development and Commercialisation of TGF-beta therapeutics against any pharmaceutical indications; and (b) establishing and operating contract development and manufacturing organization (CDMO) facilities and capabilities.

1.6 "**Business Day**" means any day other than a Saturday, Sunday or other day on which commercial banks in the People's Republic of China, New York or Hong Kong are required or authorised by law or executive order to be closed.

1.7 "**Claimant**" has the meaning set forth in Section 12.3(b).

1.8 "**Collaboration Intellectual Property**" has the meaning set forth in Section 8.2(a).

1.9 "**Commercialisation**" means, with respect to a Licensed Product in the Pipeline, all activities directed to (a) the marketing, promotion, distributing, selling, having sold, offering for sale, or otherwise commercialising of such Licensed Product for an indication, including planning, market research, pre-marketing, advertising, branding, detailing, medical education and medical liaison activities, customer service and support, shipping, handling, importing, exporting, and (b) post-marketing safety surveillance and reporting, and (c) all activities directed to the regulatory affairs including the securing of pricing and reimbursement with respect to the foregoing (a) and (b). "**Commercialise**" means to engage in Commercialisation.

1.10 "**Commercially Reasonable Efforts**" means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish

such objective that such Party would use to accomplish a similar objective under similar circumstances exercising reasonable business judgment.

1.11 "**Confidential Information**" means, with respect to a Party, all information (and all tangible and intangible embodiments thereof), that is disclosed by such Party to any other Party under this Agreement which a reasonable business person would determine to be secret or confidential or which is designated as confidential in writing by the disclosing Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the disclosing Party to any other Party. In addition, any information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, will constitute Confidential Information if the disclosing Party, within 30 days after such disclosure, delivers to the receiving Party(ies) a written document or documents describing the information disclosed and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the person(s) to whom such disclosure was made.

1.12 "**Control**" or "**Controlled**" means, with respect to any intellectual property right of a Party, that the Party owns or has a licence to such intellectual property right (other than pursuant to this Agreement) and has the ability to grant access, a license, or a sublicence to such intellectual property right to any other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party.

1.13 "**Copyright**" means United States and non-United States copyrights, whether registered or unregistered, held pursuant to the laws of the United States or of any other country or foreign jurisdiction; registrations, applications and recordings in the United States Copyright Office or the equivalent thereof in any other country or foreign jurisdiction; any continuation, renewal or extension thereof; registrations to be issued in pending applications; and any right or interest in and to work protectable by any of the foregoing.

1.14 "**Development**" means, with respect to a Licensed Product in the Pipeline, all activities relating to the research, pre-clinical and clinical development or use of such Licensed Product in the Field in the Territory, and all development activities relating to applying for and obtaining Regulatory Approval for such product or indication in the Field in the Territory, including preclinical testing, test method development and stability testing, toxicology, formulation, clinical trials, statistical analysis and report writing, all of these activities being pursued for the furtherance of the Business. When used as a verb, "**Develop**" means to engage in Development.

1.15 "**Disclosing Party**" has the meaning set forth in Section 11.1.

1.16 "**Dispute**" has the meaning set forth in Section 12.3(a).

1.17 "**Effective Date**" means the later of: (a) the Execution Date; (b) the date on which the Parties determine that no report is required to be filed under any antitrust statute with respect to the transactions contemplated under this Agreement; or (c) if a report is required to be filed under any antitrust statute with respect to the transactions contemplated under this Agreement, the date on which approval of the transactions contemplated under this Agreement under such antitrust statute is obtained or granted.

1.18 "**Execution Date**" has the meaning set forth in the preamble.

1.19 "**Field**" means all therapeutic uses in humans.

1.20 "**First Commercial Sale**" means, with respect to a given Licensed Product in a given country, the first commercial transfer or disposition for value of such Licensed Product by Licensee, its Affiliate or its sublicensee to a Third Party (other than a sublicensee) for end use or consumption of such Licensed Product in such country after Regulatory Approval for such Licensed Product in such country. For clarity, sales prior to receipt of Regulatory Approval for a Licensed Product, such as so-called "treatment IND sales", "named patient sales", and "compassionate use sales", shall not constitute a First Commercial Sale.

1.21 "**Force Majeure Event**" has the meaning set forth in Section 12.4.

1.22 "**Force Majeure Party**" has the meaning set forth in Section 12.4.

1.23 "**Government Authority**" means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.

1.24 "**HKIAC**" has the meaning set forth in Section 12.3(a).

1.25 "**Hong Kong**" means the Hong Kong Special Administrative Region of the People's Republic of China.

1.26 "**Indemnified Party**" has the meaning set forth in Section 10.4.

1.27 "**Indemnifying Party**" has the meaning set forth in Section 10.4.

1.28 "**Infringement**" has the meaning set forth in Section 8.4(a).

1.29 "**Infringement Remedy**" has the meaning set forth in Section 8.4(b).

1.30 "**Intellectual Property Rights**" means Patent Rights, Trademarks, Copyrights, Know-How, trade secrets, licenses, licence agreements and applications related to the foregoing and all other proprietary rights, including rights to sue at law or in equity for all claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all goodwill related to any of the foregoing.

1.31 "**Key Employees**" means:

(a) Mr Vuong Ngoc Trieu (PhD);

(b) Mr Anthony E. Maida (PhD, MBA);

(c) Mr Fatih M. Uchun (MD);

(d) Mr Amit B. Shah; and

(e) Mr Saran Saund.

1.32 "**Know-How**" means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results,

analyses, laboratory, pre-clinical and clinical data, or other know-how, whether patentable or not, including pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies.

1.33 "**Liability**" has the meaning set forth in Section 10.1.

1.34 "**Licensed Products**" means all services, compositions of matter, articles of manufacture, materials and products (in any formulation, salt form, dosage form, presentation, or package configuration, containing any compound, whether or not as the sole active ingredient and whether or not co-formulated, co-packaged, or marketed or sold together with other compound, product, or device), whose exploitation: (a) would be within the scope of the Licenced Technology; and (b) but for the licence granted pursuant to the Licence Agreements, would infringe, or contribute to or induce the infringement of, any pending or issued claim within the Patent Rights relating to the Licenced Technology including the Oncotelic Patent Rights.

1.35 "**Licensed Technology**" means:

(a) all "**OT-101 Technologies**", including all Intellectual Property Rights and regulatory information: (i) relating to Oncotelic's proprietary (a) OT-101 molecule or (b) OT-101 platform; or (ii) necessary or desirable for the Development, Manufacture or Commercialisation of either the OT-101 molecule or the OT-101 platform, but in both (i) and (ii), excluding any non-pharmaceutical (i.e. cosmetics) and veterinary indication;

(b) certain rights that relate to the licence agreement between Oncotelic and Autotelic BIO Korea dated 14 February 2018; and

(c) to the extent not included in (a) to (b) above, all Oncotelic Patent Rights set forth in Schedule 1 (as may be updated from time-to-time by the Parties in writing), together with any other Intellectual Property Rights that are necessary or desirable for the Development, Manufacture or Commercialisation of Licensed Products.

1.36 "**Licensee**" has the meaning set forth in the preamble.

1.37 "**Manufacture**" means all activities related to the manufacturing of a Licensed Product or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and product testing and analysis, quality assurance and quality control, handling and storage of the Licensed Product and ongoing stability tests and regulatory activities related to any of the foregoing.

1.38 "**Oncotelic**" has the meaning set forth in the preamble, and shall be deemed to include any successors in interest.

1.39 "**Oncotelic Indemnified Party**" has the meaning set forth in Section 10.2.

1.40 "**Oncotelic Know-How**" means the Know-How that is listed on

1.41 Schedule 3, as amended from time-to-time in accordance with Section 8.1(a).

1.42 "**Oncotelic Materials**" has the meaning set forth in Section 2.4.

1.43 "**Oncotelic Patent Rights**" means the Patent Rights listed on Schedule 1, as amended from time to time in accordance with Section 8.1(a).

1.44 "**Party(ies)**" has the meaning set forth in the preamble.

1.45 "**Patent Right**" means any and all: (a) patent applications filed under Applicable Law in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewal and all patents granted thereon; (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.46 "**Person**" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.47 "**Pipeline**" means any biopharmaceutical substance in prototypical or finished form or indication as set out in Schedule 2 of this Agreement, to be amended from time to time for the furtherance of the Business.

1.48 "**Receiving Party**" has the meaning set forth in Section 11.1.

1.49 "**Recipients**" has the meaning set forth in Section 11.1.

1.50 "**Regulatory Approvals**" means all approvals or licenses (including satisfaction of all applicable regulatory and notification requirements) necessary for the manufacture, marketing, importation, storage and sale of any Licensed Product for one or more indications in the Field in a country or regulatory jurisdiction, including product approvals, orphan drug designations, such approvals relating to packaging and labelling for the Licensed Product and any pricing or reimbursement approvals.

1.51 "**Regulatory Authority**" means, in a particular country or regulatory jurisdiction, any applicable Government Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, governmental pricing or reimbursement approval of a Licensed Product in such country or regulatory jurisdiction.

1.52 "**Regulatory Exclusivity**" means any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product in the Pipeline in a country or jurisdiction in the Territory, other than a Patent Right, including orphan drug exclusivity, paediatric exclusivity, and rights conferred in the United States under the Hatch-Waxman Act or any analogous Applicable Laws in any country or jurisdiction in the Territory.

1.53 "**Regulatory Documentation**" means: (i) all regulatory applications, filings, submissions, registrations, licenses, authorizations and approvals, including all Investigational New Drug Applications ("**IND**"), New Drug Applications ("**NDA**") and Regulatory Approvals; (ii) all correspondence submitted to or received from Regulatory Authorities (including minutes and

official contact reports relating to any communications with any Regulatory Authority); (iii) all reports and documentation in connection with clinical trials and tests (including study reports and study protocols, and copies of all interim study analysis); and (iv) all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case (i) through (iv) related exclusively to a Licensed Product.

1.54 "**Respondent**" has the meaning set forth in Section 12.3(b).

1.55 "**Territory**" means the world, except for the United States.

1.56 "**Third Party**" means any Person other than Dragon Overseas and its Affiliates, Oncotelic and its Affiliates, US OpCo and its Affiliates and Licensee and its Affiliates.

1.57 "**Trademark**" means any trademark, trade name, service mark, service name, brand, domain name, trade dress, slogan or other indicia of origin or ownership, including registrations and applications therefor and the goodwill and associated with each of the foregoing.

1.58 "**Valid Claim**" means: (a) any claim within the Oncotelic Patent Rights or other Patent Rights relating to the Licensed Technology that has not expired, lapsed, or been cancelled, or been dedicated to the public, or held unenforceable, invalid, revoked, or cancelled by a court or Governmental Authority of competent jurisdiction in an order or decision from which no appeal can be taken, including through opposition, re-examination, reissue, disclaimer, *inter partes* review, post grant procedures, or any other similar proceedings; or (b) any claim of a pending patent application included within the Oncotelic Patent Rights or other Patent Rights relating to the Licensed Technology that has not been abandoned, cancelled, finally rejected or expired without the possibility of appeal or re-filing.

1.59 "**Violating Party**" has the meaning set forth in Section 9.2(c).

SCHEDULE 1

Oncotelic Patent Rights

Patent no./Patent application no.	Title of patent/patent application [status]
US8476246	Combination of a chemotherapeutic agent and an inhibitor of the TGF-beta system [in force]
KR10-1843984	Compositions and methods for treatment pancreatic cancer [in force]
US9758786[1]	Compositions and methods for treating pancreatic cancer [in force]
US9963703[2]	Compositions and methods for treating pancreatic cancer [in force]
KR10-1843985	Compositions and methods for treating cancer [in force]
WO2021186396A2	TGF-beta inhibition, agents and composition therefor [pending]
202114011641	N/A (Application with Intellectual Property India) [pending]
US63/166856	Methods for treating severe COVID-19 [pending]
US63/192175	Use of TGF-beta inhibitor for the treatment of long term viral symptoms [pending]
US63/245353	Treatment of CNS Disease [pending]

[1] This is also published as US9963703.

[2] This is also published as US9758786.

SCHEDULE 2

Pipeline



Discovery
Preclinical
Phase 1
Phase 2
Phase 3
Biologic- ASO
OT-101 + IL-2/ nonJV
Solid Tumors
ABio
OT-101
DIPG
RPD/Approval on Ph2
OT-101+Abx
Pancreatic Cancer
OT-101 + TMZ
Glioblastoma
OT-101
COVID
OT-101/LNA
OT-101/Nanoparticle

SCHEDULE 3

Oncotelic Know-How

Oncotelic Know-How	**Examples of documentation and materials in which Oncotelic Know-How is incorporated, to be provided as far as available.**
OT-101 Technologies	General information including Investigational New Drug Applications (IND), Investigational Medicinal Product Dossiers (IMPD), Investigator's brochures (IB), Development Safety Update Reports (DSUR) and development plans; Regulatory information including regulatory applications, submissions, notifications, communications, correspondence, registrations and other filings made to, received from or otherwise conducted with Regulatory Authorities; consultation documents and minutes of meetings with Regulatory Authorities; Regulatory Approvals including orphan drug designations, product approvals, approvals relating to packaging and labelling for Licensed Products and pricing or reimbursement approvals; Preclinical research data including pharmacology study reports, toxicology study reports, pharmacokinetics study reports and preclinical safety, efficacy and stability testing data; Clinical research data relating to completed clinical studies including protocols (including attachments, procedure manuals), informed consent forms (ICF), clinical study reports (CSRs; including appendices), case report forms (CRFs; including guidance for changes or corrections in CRFs); and Clinical research data relating to ongoing and planned clinical studies including protocols (including attachments, procedure manuals), ICFs, CSRs (including appendices), CRFs (including guidance for changes or corrections in CRFs).
Manufacturing	Information on systems, databases, processes and technology solutions for monitoring pharmaceutical manufacturing and support operations; Communications with contract manufacturing organizations; Chemistry, Manufacturing and Control (CMC) data; Product specifications, batch records, manufacturing process development information, drug substance manufacturing process and drug formulation process information, analytical documentation including analytical method validation reports, risk assessment documents, manufacturing facility and capabilities information and stability information.